EXHIBIT 1

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Shareholders of Fairfax Financial Holdings Limited will be held at Roy Thomson Hall, 60 Simcoe Street, Toronto, Canada on Wednesday, April 20, 2011 at 9:30 a.m. (Toronto time) for the following purposes:

(a)	to elect directors;

(b)	to appoint auditors; and

(c)	to transact such other business as may properly come before the meeting.

By Order of the Board,

Bradley P. Martin
Vice President, Chief Operating Officer
and Corporate Secretary

Toronto, March 4, 2011

If you cannot be present to vote in person at the meeting, please complete and sign the enclosed form of proxy and return it in the envelope provided. Please refer to the accompanying Management Proxy Circular for further information regarding completion and use of the proxy and other information pertaining to the meeting.

MANAGEMENT PROXY CIRCULAR

(Note: Dollar amounts in this Management Proxy Circular are in Canadian dollars except as otherwise indicated.)

Voting Shares and Principal Holders Thereof
We have 19,706,306 subordinate voting shares and 1,548,000 multiple voting shares outstanding. Each subordinate voting share carries one vote per share at all meetings of shareholders except for separate meetings of holders of another class of shares. Each multiple voting share carries ten votes per share at all meetings of shareholders except in certain circumstances (which have not occurred) and except for separate meetings of holders of another class of shares. The outstanding subordinate voting shares currently represent 56.0% of the total votes attached to all classes of our outstanding shares.

Each holder of our subordinate voting shares or multiple voting shares of record at the close of business on March 4, 2011 (the “record date” established for notice of the meeting and for voting in respect of the meeting) will be entitled to vote at the meeting or any adjournment thereof, either in person or by proxy. Shareholders representing in person or by proxy at least 15% of our outstanding shares constitute a quorum at any meeting of shareholders.

The Sixty Two Investment Company Limited (“Sixty Two”) owns 50,620 subordinate voting shares and 1,548,000 multiple voting shares, representing 44.1% of the total votes attached to all classes of our shares (100% of the total votes attached to the multiple voting shares and 0.3% of the total votes attached to the subordinate voting shares). V. Prem Watsa, our Chairman and Chief Executive Officer, controls Sixty Two and himself beneficially owns an additional 257,511 subordinate voting shares and exercises control or direction over an additional 2,100 subordinate voting shares. These shares, together with the shares owned directly by Sixty Two, represent 44.9% of the total votes attached to all classes of our shares (100% of the total votes attached to the multiple voting shares and 1.6% of the total votes attached to the subordinate voting shares). To the knowledge of our directors and officers, there are no other persons who beneficially own (directly or indirectly) or exercise control or direction over more than 10% of the votes attached to any class of our shares, except that, according to our best information, Southeastern Asset Management, Inc. owns or controls 3,262,493, or 16.6%, of our subordinate voting shares.

Except for a sale to a purchaser who makes an equivalent unconditional offer to purchase all outstanding subordinate voting shares, Sixty Two has agreed with us that it will not sell its multiple voting shares (except to Sixty Two’s 75%-owned subsidiaries).

Annual Report
We have enclosed a copy of our Annual Report including our consolidated financial statements and the notes thereto for the year ended December 31, 2010. No action will be taken at the meeting with respect to approval or disapproval of the Annual Report.

You may obtain a copy of our latest annual information form (together with the documents incorporated therein by reference), our comparative consolidated financial statements for 2010 together with the report of the auditors thereon, management’s discussion and analysis of our financial condition and results of operations for 2010, any of our interim financial statements for periods subsequent to the end of our 2010 fiscal year and this circular, upon request to our Corporate Secretary. If you are one of our securityholders, there will be no charge to you for these documents. You can also find these documents on our website (www.fairfax.ca) or on SEDAR (www.sedar.com).

Election of Directors
A Board of six directors is to be elected at the meeting to serve until the next annual meeting. If you submit a proxy in the enclosed form, it will, unless you direct otherwise, be voted FOR the election of the nominees named below. However, in case any of the nominees should become unavailable for election for any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion in selecting a substitute. The following information is submitted with respect to the nominees for director:

		Ownership or
		control over
		voting securities
		(subordinate
		voting shares) of
Names of nominees, offices		Fairfax
held in Fairfax		Financial
(or significant affiliates)	Director	Holdings
and principal occupations	since	Limited

ANTHONY F. GRIFFITHS(a)(b)(c)(d)	2002	13,000	(1)
Independent Business Consultant and Corporate Director

ROBERT J. GUNN(a)(c)	2007	1,000	(1)
Independent Business Consultant and Corporate Director

ALAN D. HORN(a)	2008		(1)(2)
President and Chief Executive Officer, Rogers Telecommunications Limited

TIMOTHY R. PRICE(a)(b)	2010	1,000	(1)
Chairman, Brookfield Funds, Brookfield Asset Management Inc.

BRANDON W. SWEITZER(b)(c)	2004	965	(1)
Senior Fellow of the U.S. Chamber of Commerce

V. PREM WATSA	1985		(3)
Chairman and Chief Executive Officer of Fairfax

(a)	Member of the Audit Committee (Chair — Alan Horn)
(b)	Member of the Governance and Nominating Committee (Chair — Anthony Griffiths)

(c)	Member of the Compensation Committee (Chair — Anthony Griffiths)

(d)	Lead Director

(1)	Each of Messrs. Griffiths, Gunn, Horn and Price has received an option on, respectively, 2,750; 2,000; 1,754 and 1,300 of our previously issued subordinate voting shares purchased in the market. Mr. Sweitzer has received a restricted stock grant of 1,132 of our previously issued subordinate voting shares purchased in the market. Details on all option and restricted share grants to our directors are shown in the table below giving details of the outstanding option and share-based awards granted to our directors and are further described below under “Equity Compensation Plan”. None of the shares mentioned in this footnote are included in the numbers of our shares shown in the above table.
(2)	Mr. Horn’s spouse beneficially owns 500 of our subordinate voting shares.
(3)	Mr. Watsa controls Sixty Two, which owns 50,620 of our subordinate voting shares and 1,548,000 of our multiple voting shares, and himself beneficially owns an additional 257,511 of our subordinate voting shares and exercises control or direction over an additional 2,100 of our subordinate voting shares.

The information as to shares beneficially owned or controlled by each nominee, and certain of the biographical information provided below, not being within our knowledge, has been furnished by such nominee.

Legend:

BD — Board of Directors	AC — Audit Committee	CC — Compensation Committee	G&NC — Governance and Nominating Committee

V. Prem Watsa, 60, has been the Chairman of our Board of Directors and our Chief Executive Officer since 1985. He has served as Vice President of Hamblin Watsa Investment Counsel Ltd. since 1985. Mr. Watsa is the Chairman of Northbridge Financial Corporation (“Northbridge”), Crum & Forster Holdings Corp. (“Crum & Forster”), Odyssey Re Holdings Corp. (“OdysseyRe”) and a director of Zenith National Insurance Corp. (“Zenith”), all of which are our subsidiaries. Mr. Watsa is also a director of ICICI Bank Ltd. Mr. Watsa formerly served as Vice President of GW Asset Management from 1983 to 1984 and in various positions, ultimately as a Vice President, with Confederation Life Investment Counsel from 1974 to 1983. Mr. Watsa is a resident of Toronto, Ontario, Canada.	Meetings Attended in 2010 9 of 9 BD

Anthony F. Griffiths, 80, is a member of our Board of Directors and our Lead Director. Mr. Griffiths is currently an independent business consultant and corporate director. He is a director of our subsidiaries Northbridge, Crum & Forster, OdysseyRe and Zenith. He is also the Chairman of Russel Metals Inc. and Novadaq Technologies Inc., a director of Vitran Corporation Inc. and Jaguar Mining Inc., and a trustee of The Brick Group Income Fund. Mr. Griffiths serves on the Audit Committee of Jaguar Mining. Mr. Griffiths was the Chairman of Mitel Corporation from 1987 to 1993, and from 1991 to 1993 assumed the positions of President and Chief Executive Officer in addition to that of Chairman. Mr. Griffiths is a member of our Audit Committee and the Chair of our Compensation and Governance and Nominating Committees, and is a resident of Toronto, Ontario, Canada.	Meetings Attended in 2010 9 of 9 BD 5 of 5 AC 1 of 1 CC 1 of 1 G&NC

Robert J. Gunn, 65, is a member of our Board of Directors. Mr. Gunn is currently an independent business consultant and corporate director. Since 2004 Mr. Gunn has been the Vice Chairman of the Board of Directors of our Northbridge subsidiary, and he is a director of our Crum & Forster subsidiary. Mr. Gunn previously served as the Chief Executive Officer and Chief Operating Officer of Royal & SunAlliance plc of London, England from 2002 to 2003 and 2001 to 2002, respectively. He also served as Group Director, Americas, of Royal & SunAlliance from 1998-2001. From 1990 to 2001, Mr. Gunn held the positions of President and Chief Executive Officer at Royal & SunAlliance Canada. Mr. Gunn is currently a director and member of the Audit Committees of Energy Split Corp. Inc. and Energy Split Corp. II Inc. Mr. Gunn is a member of our Audit and Compensation Committees, and is a resident of Toronto, Ontario, Canada.	Meetings Attended in 2010 9 of 9 BD 5 of 5 AC 1 of 1 CC

Alan D. Horn, 59, is a member of our Board of Directors. Mr. Horn is currently the President and Chief Executive Officer of Rogers Telecommunications Limited and has been Chairman of Rogers Communications Inc. since March 2006. Mr. Horn served as Acting President and Chief Executive Officer of Rogers Communications Inc. during 2008. Mr. Horn was Vice-President, Finance and Chief Financial Officer of Rogers Communications Inc. from 1996 to 2006 and was President and Chief Operating Officer of Rogers Telecommunications Limited from 1990 to 1996. Mr. Horn is a director of our subsidiaries Northbridge, Crum & Forster, OdysseyRe and Zenith, and is the Chair of our Audit Committee. Mr. Horn is a Chartered Accountant and a director and a member of the Audit Committee of CCL Industries Inc. Mr. Horn is a resident of Toronto, Ontario, Canada.	Meetings Attended in 2010 9 of 9 BD 5 of 5 AC

Timothy R. Price, 68, is a member of our Board of Directors. Mr. Price has been the Chairman of Brookfield Funds, Brookfield Asset Management Inc. since 1997 and was the Chairman of Brookfield Financial Corporation until December 2004. Mr. Price is a director of Brookfield Homes Corporation, HSBC Bank Canada and Canadian Tire Corporation, and serves on the Audit Committees of HSBC Bank Canada and Canadian Tire. Mr. Price is the Lead Director of Astral Media Inc. and on the Audit and Compensation Committees of Astral Media. He also serves on the Board of Governors of York University, the St. Michael’s Hospital Foundation Board and the Dean’s Advisory Board at the Schulich School of Business. Mr. Price is a member of our Audit and Governance and Nominating Committees, and is a resident of Toronto, Ontario, Canada.	Meetings Attended in 2010* 5 of 5 BD 4 of 4 AC *since his election to the Board on April 22, 2010

Brandon W. Sweitzer, 68, is a member of our Board of Directors. Mr. Sweitzer is a member and a Senior Fellow of the U.S. Chamber of Commerce. He is a director of our subsidiaries Crum & Forster, OdysseyRe, Zenith, Falcon Insurance Company and First Capital Insurance Limited. He also serves on the boards of Integro, Ltd. and the St. John’s University School of Risk Management and is President of the Board of Trustees of the Kent School. Mr. Sweitzer became Chief Financial Officer of Marsh Inc. in 1981, and was its President from 1999 through 2000. From 1996 to 1999, Mr. Sweitzer served as President and Chief Executive Officer of Guy Carpenter & Company. Mr. Sweitzer is a member of our Compensation and Governance and Nominating Committees, and is a resident of New Canaan, Connecticut, U.S.A.	Meetings Attended in 2010 9 of 9 BD 1 of 1 CC 1 of 1 G&NC

None of our director nominees serve together on the Board of any other companies, other than subsidiaries of Fairfax, or act together as trustees for other entities.

David Johnston was a member of our Board of Directors and a member of our Governance and Nominating Committee until his retirement from our Board in September 2010, in consequence of his appointment as the Governor General of Canada. In 2010, Mr. Johnston attended 7 Board meetings and 1 Governance and Nominating Committee meeting, which were all of such meetings in the year prior to his retirement from our Board.

Mr. Griffiths was a director of Brazilian Resources Inc. until June 2004. The company was subject to an insider cease trade order issued by the Ontario Securities Commission on June 10, 2001 relating to the company’s late filing of financial statements. All required documents were filed by that company and the order was rescinded on July 30, 2001. That company was also subject to a cease trade order issued by the British Columbia Securities Commission on June 30, 2003 due to the late filing of financial statements. All required documents were filed by that company and the cease trade order was rescinded on July 8, 2003. Mr. Griffiths was a director of Consumers Packaging Inc. until April 2002. That company operated under the protection of the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) commencing in 2001. During the protection period, cease trade orders were issued against management and insiders due to the company’s failure to file financial statements. The cease trade orders were temporarily lifted to permit the court-sanctioned sale of substantially all of the company’s assets, and the company later filed an assignment in bankruptcy. Mr. Griffiths was a director of Slater Steel Inc. until August 2004 which, under the protection of the CCAA commencing in 2003, carried out an orderly wind-down. Mr. Griffiths was a director of AbitibiBowater Inc. when the company and certain of its U.S. and Canadian subsidiaries filed for protection in Canada under the CCAA and in the United States under Chapter 11 of the United States Bankruptcy Code in April 2009. On December 9, 2010, the company emerged from creditor protection under the CCAA in Canada and Chapter 11 in the United States.

Mr. Horn was formerly a director, as a representative of Rogers Communications Inc., of AT&T Canada Inc. when it filed for protection from its creditors in October 2002.

Appointment of Auditor
If you submit a proxy in the enclosed form, it will, unless you direct otherwise, be voted FOR the appointment of PricewaterhouseCoopers LLP as our auditor to hold office until the next annual meeting. PricewaterhouseCoopers LLP (formerly Coopers & Lybrand) has been our auditor since 1974. The resolution to appoint PricewaterhouseCoopers LLP as our auditor must be passed by a majority of the votes cast in person or by proxy at the meeting.

Shareholder Proposals for Next Year’s Annual Meeting
The Canada Business Corporations Act permits certain eligible shareholders to submit shareholder proposals to us, which proposals may be included in a management proxy circular relating to an annual meeting of shareholders. The final date by which we must receive shareholder proposals for our annual meeting of shareholders to be held in 2012 is December 6, 2011.

Other Business
Our management is not aware of any other matters which are to be presented at the meeting. However, if any matters other than those referred to herein should be presented at the meeting, the persons named in the enclosed proxy are authorized to vote the shares represented by the proxy in their discretion and in accordance with their best judgment.

Compensation of Directors
Our directors who are not officers or employees of us or any of our subsidiaries receive an annual retainer of $75,000 per year. There are no additional fees based on meeting attendance. The Chair of the Audit Committee and the Lead Director each also receives a further retainer of $10,000 per year, and the Chair of each other committee also receives a further retainer of $5,000 per year, for services in those respective capacities. In addition, non-management directors joining the Board are granted a restricted stock grant (or, as a result of applicable tax rules, an option equivalent) of approximately $500,000 of our subordinate voting shares, vesting as to 10% a year commencing one year after the grant (or, if desired, on a slower vesting schedule). Additional amounts may be paid for special assignments. Please see the table below, giving details of the outstanding option and share-based awards granted to our directors, for information concerning stock-related awards to directors. Any such awards made to directors are on our outstanding subordinate voting shares purchased in the market and, since they involve no previously unissued stock, there is no dilution to shareholders. Non-management directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending Board or committee meetings or in otherwise being engaged on our business. Our Chairman does not receive compensation for his services as a director separate from his compensation as Chief Executive Officer. Details of the compensation provided to our directors during 2010 (including compensation paid by our subsidiaries for those individuals’ services as directors of those subsidiaries) are shown in the following table:

						Non-Equity
		Share-Based		Option-Based		Incentive Plan		All Other		Total
Name	Fees Earned	Awards		Awards		Compensation		Compensation(1)		Compensation

Anthony F. Griffiths	$95,000	$32,401	(2)	—		—		$117,795	(3)(4)(5)(6)	$245,196
Robert J. Gunn	75,000	—		—		—		115,607	(3)(4)	190,607
Alan D. Horn	85,000	—		—		—		87,977	(3)(4)(5)(6)	172,977
David L. Johnston	56,250	—		—		$200,000	(7)	55,212	(7)	311,462
Timothy R. Price	56,250	—		$192,997	(8)	—		—		249,247
Brandon W. Sweitzer	75,000	32,401	(2)	—		—		132,780	(4)(5)(6)(9)	240,181

(1)	Directors holding options on our previously issued subordinate voting shares received a bonus equal to the dividend that they would have received on the shares underlying the options if the options were exercised.

(2)	Messrs. Griffiths and Sweitzer received amounts from our subsidiary OdysseyRe in connection with the vesting of restricted equity value rights. Such restricted equity value rights were granted on the privatization of OdysseyRe in 2009 when the common stock underlying options granted by OdysseyRe was replaced with restricted equity value rights.

(3)	Messrs. Griffiths, Gunn and Horn served on the Board of Directors of our Northbridge subsidiary in 2010. In that capacity, Messrs. Griffiths and Horn each received a retainer at a rate of $20,000 per year. As Vice Chair of the Board, Mr. Gunn received $75,000 per year.

(4)	Messrs. Griffiths, Gunn, Horn and Sweitzer served on the Board of Directors of our Crum & Forster subsidiary in 2010. In that capacity, each received a retainer at a rate of US$15,000 per year plus US$750 per meeting attended.

(5)	Messrs. Griffiths, Horn and Sweitzer served on the Board of Directors of our OdysseyRe subsidiary in 2010. In that capacity, each received a retainer of US$37,500 per year, with no additional fees based on meeting attendance. As Chair of the Audit Committee, Mr. Sweitzer received a further US$10,000 per year.

(6)	Messrs. Griffiths, Horn and Sweitzer served on the Board of Directors of our Zenith subsidiary from May 2010. In that capacity, each received a retainer of US$11,250 per year plus US$1,500 per meeting attended.

(7)	On his retirement from our Board of Directors in September 2010, Mr. Johnston forfeited 1,200 previously granted options on our previously issued subordinate voting shares and 200 previously granted options on our previously issued subordinate voting shares became subject to accelerated vesting. Mr. Johnston also received a payment for his excellent service on our Board.

(8)	Mr. Price’s award of options on 1,300 of our previously issued subordinate voting shares has been valued using the Black-Scholes option-pricing model. The fair value of the options was determined using risk free rate of 4.48% per annum, an expected life of 10 years, volatility of 26.7% and an expected dividend yield of 2%. We account for option grants by amortizing the market value of the underlying shares at the date of the grant (a higher amount than the value using the Black-Scholes option-pricing model) ratably over the number of years (in this case, ten) until the option vests.

(9)	Mr. Sweitzer served on the Board of Directors of our Falcon Insurance Company subsidiary and our First Capital Insurance Limited subsidiary in 2010. In those capacities, Mr. Sweitzer received retainers at a rate of US$25,000 per year from each company plus, for Falcon, US$3,000 per meeting attended and a further US$750 per year as Chair of the Audit Committee.

Details of the outstanding option and share-based awards on our previously issued subordinate voting shares granted to our directors are shown in the following table:

	Option-Based Awards				Share-Based Awards
	Number of shares			Value of		Market value of
	underlying			unexercised	Number of shares	share-based awards
	unexercised	Option exercise	Option expiration	in-the-money	that have not	that have not
Name	options	price	date	options(1)	vested	vested(2)

Anthony F. Griffiths	2,750	$182.00	April 16, 2017	$624,223	—	—
Robert J. Gunn	2,000	250.00	May 7, 2022	317,980	—	—
Alan D. Horn	1,754	285.08	May 5, 2023	217,338	—	—
Timothy R. Price	1,300	385.00	May 3, 2025	31,187	—	—
Brandon W. Sweitzer	—	—	—	—	1,132	$462,977
V. Prem Watsa	—	—	—	—	—	—

(1)	The value of unexercised in-the-money options is calculated by subtracting the exercise price of an option on one share from the market value of one of our subordinate voting shares at the end of 2010, and multiplying that difference by the number of unexercised options. That value does not include any deduction to recognize that some or all unexercised options may never become exercisable.

(2)	The market value is calculated by multiplying the market value of one of our subordinate voting shares at the end of 2010 by the number of such shares awarded pursuant to unvested restricted stock grants. That value does not include any deduction to recognize that the shares so awarded may never become vested.

The values vested during 2010 of the option-based and share-based awards granted to our directors shown in the preceding table are shown in the following table:

	Option-Based Awards –	Share-Based Awards –
	Value vested	Value vested
Name	during the year(1)	during the year(2)

Anthony F. Griffiths	$50,383	—
Robert J. Gunn	24,386	—
Alan D. Horn	16,230	—
David L. Johnston	24,386	—
Timothy R. Price	—	—
Brandon W. Sweitzer	—	—
V. Prem Watsa	—	—

(1)	The value vested is calculated by multiplying the number of options which became vested during the year by the amount by which the market value of one of our subordinate voting shares on the day of vesting exceeded the exercise price of an option. With the exception of Mr. Johnston, who exercised his options on his retirement from our Board of Directors in September 2010, no options which vested during the year were exercised and the values shown in the above table are comprised in (i.e., they are not additional to) the values of options shown in the preceding table.

(2)	The value vested is calculated by multiplying the number of shares which became vested during the year by the market value of one of our subordinate voting shares on the day of vesting.

Director Share Ownership
Each Board member is expected to hold for the long term significant equity in Fairfax. Our Corporate Governance Guidelines provide that the Board will confirm each year that each member owns equity equal in value to at least five times the amount of his or her annual retainer. Directors who do not meet this minimum must apply their annual retainers to purchase subordinate voting shares (or similar equity-like ownership) of Fairfax until it is satisfied.

Directors’ and Officers’ Insurance
We purchase and maintain Directors’ and Officers’ Liability Insurance for our directors and officers and the directors and officers of certain of our subsidiaries. This insurance forms part of a blended insurance program which provides a combined aggregate limit of liability of US$195 million, with a deductible to us of US$10 million per loss under the Directors’ and Officers’ Liability Insurance. The approximate annual premium for this Directors’ and Officers’ Liability Insurance is US$1,700,000.

Indebtedness of Directors and Executive Officers
We maintain a share purchase plan whereby the directors could, until July 30, 2002 when U.S. legislation applicable to us prohibited the making of any further loans under the plan, from time to time grant to designated employees, officers and directors of us or any subsidiary a loan (which may be interest free) repayable after a specified period (which often relates to when the recipient leaves the employment of us or a subsidiary, or when the recipient dies) to purchase our subordinate voting shares. A loan made to any individual was on a one-time or infrequent basis, and the shares purchased with the loan were expected to be held, not traded. All loans made under the plan have been for the purchase of previously issued shares purchased in the market, so that they involved no previously unissued stock and consequently no dilution to shareholders. Until repayment, the shares are held by a trustee subject to the terms of the plan. Of the $15.4 million of currently outstanding loans made under the plan to all current and former executive officers, directors and employees of us and our subsidiaries (including $5.1 million to our current executive officers), $7.3 million (including $4.2 million to our current executive officers) have been refinanced by the borrowers with a Canadian chartered bank (the current aggregate value of the shares securing these refinanced loans is $55.1 million). We or our subsidiaries generally pay the prime plus one-half percent per annum interest on these refinanced loans on behalf of the borrowers and may under certain circumstances be obligated to purchase these loans from the bank.

Indebtedness of Directors and Executive Officers
under Securities Purchase Programs

(being only the above-described share purchase arrangements)

	Largest amount	Amount
	outstanding	outstanding
Name and	during fiscal	as at
principal position	year ended	March 4,	Security for
with Fairfax	Dec. 31, 2010	2011	indebtedness(1)

Jean Cloutier	$775,000	$775,000	2,750
Vice President, International Operations

Bradley P. Martin	499,800	499,800	1,428
Vice President, Chief Operating Officer and Corporate Secretary

Eric P. Salsberg	1,925,000	1,925,000	65,000
Vice President, Corporate Affairs

Ronald Schokking	1,542,750	1,542,750	25,000
Vice President and Treasurer

Jane Williamson	351,500	351,500	1,850
Vice President

(1)	In all cases, our subordinate voting shares.

Summary Compensation Table

					Non-Equity
					Incentive Plan
					Compensation
Name and					Annual		Long Term				Total
principal position			Option-Based		Incentive		Incentive		All Other	Total	Compensation
with Fairfax	Year	Salary	Awards		Plans		Plans		Compensation(1)(2)(3)	Compensation	(US$)(4)

V. Prem Watsa	2010	$600,000	—		—		—		$22,000	$622,000	$625,359
Chairman and	2009	600,000	—		—		—		21,000	621,000	593,366
Chief Executive Officer	2008	600,000	—		—		—		20,000	620,000	506,292
John C. Varnell(5)	2010	377,692	—		$377,692		—		21,000	776,384	780,576
Vice President and	2009	200,000	—		200,000		—		18,000	418,000	399,399
Chief Financial Officer	2008	181,923	—		1,250,000		—		275,250	1,707,173	1,394,077
Greg Taylor	2010	211,538	—		312,500		$5,987,500	(6)	2,706,929	9,218,467	9,268,247
Vice President and	2009	500,000	—		750,000		—		593,379	1,843,379	1,761,349
Chief Financial Officer	2008	500,000	—		750,000		—		230,136	1,480,136	1,208,679
Bradley P. Martin	2010	500,000	—		500,000		—		241,663	1,241,663	1,248,367
Vice President,	2009	500,000	—		750,000		—		225,957	1,475,957	1,410,277
Chief Operating Officer	2008	500,000	—		750,000		—		129,274	1,379,274	1,126,315
and Corporate Secretary
Paul C. Rivett	2010	450,000	—		450,000		—		137,234	1,037,234	1,042,835
Vice President and	2009	450,000	—		675,000		—		81,676	1,206,676	1,152,979
Chief Legal Officer	2008	400,000	$821,895	(7)	725,000	(8)	—		52,126	1,999,021	1,632,401
Eric P. Salsberg	2010	400,000	—		400,000		—		149,267	949,267	954,393
Vice President,	2009	400,000	—		600,000		—		151,419	1,151,419	1,100,181
Corporate Affairs	2008	400,000	—		600,000		—		189,589	1,189,589	971,418

(1)	The 2010 amounts shown represent taxable benefits to Messrs. Martin and Salsberg on interest or deemed interest on loans with respect to the share purchase plan described above under “Indebtedness of Directors and Executive Officers”; payments in respect of registered retirement savings plans contributions and, for Mr. Salsberg, in respect of a life insurance policy, made in lieu of the establishment of a pension plan; payments in respect of an executive medical plan; a bonus paid to Messrs. Taylor, Martin and Rivett equal to the dividend that those individuals would have received on shares underlying options held on our previously issued subordinate voting shares if the options were exercised; the value of the benefit to Mr. Taylor of the accelerated vesting of previously granted options on our previously issued subordinate voting shares upon his resignation as our Vice President and Chief Financial Officer in June 2010; and amounts received by Mr. Martin for serving at our request on the Board of Directors of Ridley Inc.

(2)	The 2009 amounts shown represent taxable benefits to Messrs. Martin and Salsberg on interest or deemed interest on loans with respect to the share purchase plan described above under “Indebtedness of Directors and Executive Officers”; payments in respect of registered retirement savings plans contributions and, for Mr. Salsberg, in respect of a life insurance policy, made in lieu of the establishment of a pension plan; payments in respect of an executive medical plan; a bonus paid to Messrs. Taylor, Martin and Rivett equal to the dividend that those individuals would have received on shares underlying options held on our previously issued subordinate voting shares if the options were exercised; amounts paid to Mr. Taylor on the privatization of Northbridge for options on Northbridge shares; and amounts received by Mr. Martin for serving at our request on the Board of Directors of Ridley Inc.

(3)	The 2008 amounts shown represent taxable benefits to Messrs. Martin and Salsberg on interest or deemed interest on loans with respect to the share purchase plan described above under “Indebtedness of Directors and Executive Officers”; payments in respect of registered retirement savings plans contributions and, for Mr. Salsberg, in respect of a life insurance policy, made in lieu of the establishment of a pension plan; a bonus paid to Messrs. Taylor, Martin and Rivett equal to the dividend that those individuals would have received on shares underlying options held on our previously issued subordinate voting shares if the options were exercised; a bonus paid to Mr. Taylor equal to the price he paid upon his exercise of options on Northbridge shares; and amounts received by Mr. Martin for serving at our request on the Board of Directors of Ridley Inc.

(4)	Our executives are paid in Canadian dollars. Amounts expressed in U.S. dollars are an expression of the Canadian dollar total compensation converted into U.S. dollars at the Bank of Canada noon rate on the last business day of 2010, 2009 and 2008, which was, respectively, 1.0054, 0.9555 and 0.8166.

(5)	Mr. Varnell assumed the office of our Vice President and Chief Financial Officer in June 2010. Mr. Varnell formerly served as our Chief Financial Officer and then as the Chief Financial Officer of our Northbridge subsidiary and he subsequently continued with Fairfax in a transactional support role until assuming the office of our Chief Financial Officer in June 2010. The 2009 amounts and a portion of the 2008 amounts shown above reflect amounts paid by Fairfax to Mr. Varnell for transactional support services. A portion of the 2008 amounts shown above were paid to Mr. Varnell by Northbridge.

(6)	In June 2010, upon his resignation as our Vice President and Chief Financial Officer, Mr. Taylor received a long term bonus in recognition of his outstanding service.

(7)	Mr. Rivett’s award of options on 4,450 of our previously issued subordinate voting shares has been valued using the Black-Scholes option-pricing model. The fair value of the options was determined using risk free rates of 3.50% to 4.65% per annum, an expected life of 5 to 10 years, volatility of 35.7% to 43.0% and an expected dividend yield of 2%. We account for option grants by amortizing the market value of the underlying shares at the date of the grant (a higher amount than the value using the Black-Scholes option-pricing model) ratably over the number of years (in this case, five) until the option vests.

(8)	Mr. Rivett’s annual bonus reflects an effective adjustment of his 2008 salary to $450,000.

Equity Compensation Plan
Our equity compensation plan, established in 1999, replaced our share purchase plan described above under “Indebtedness of Directors and Executive Officers” in 2002. No significant changes have been made to the plan since it was established, and any changes would require the approval of the Compensation Committee. Under the plan, stock-related awards in the form of options or restricted shares may be made to the executive officers of us and our subsidiaries. An award made to any individual is on a one-time or infrequent basis, any additional award regularly reflecting an increase in responsibilities, with a general alignment of the aggregate amount of awards to executive officers with comparable degrees of responsibility. The awards granted are expected to be held, not traded; we have no pension plan, so these awards are our form of long term incentive, whose value is determined by the performance of the company over the long term. A grant decision is made by the Compensation Committee on the recommendation of our CEO. The awards are made of our subordinate voting shares which have been previously issued and the shares underlying these awards are purchased in the market and paid for in full, so that they involve no previously unissued stock and consequently no dilution to shareholders. As at December 31, 2010, a total of 76,979 unexercised and unexpired options have been granted to our employees, representing 0.39% of our subordinate voting shares outstanding as at that date. For U.S. participants, the plan is structured as a restricted share plan, providing grants of outstanding shares which vest at future dates. For participants in Canada, the plan operates as much as possible like a restricted share plan but, in light of differences in applicable tax law, is structured instead to provide awards of options on previously issued shares purchased in the market, with the exercise price of each share being at least the closing market price on the date preceding the date of grant. The option is generally exercisable as to 50% five years from the date of grant and as to the remainder ten years from the date of grant or 100% five years from date of grant, subject to the grantee remaining an employee of us or our subsidiaries at the time the option becomes exercisable, and generally expires 15 years from the date of grant. We regard any option as a long term incentive (in the same vein, an executive officer with long service may request us to consider that officer’s length of service and performance as the basis for the possible payment of a special bonus). Any option grant is made by our affiliated entity incorporated for that purpose, which purchases in the open market the shares on which awards are granted under the plan.

No share-based (as opposed to option-based) awards have been granted to our named executive officers under the plan. Details of the above-described options on previously issued subordinate voting shares granted to our named executive officers are shown below:

	Number of
	securities			Value of
	underlying	Option	Option	unexercised
	unexercised	exercise	expiration	in-the-money
Name	options	price	date	options(1)

V. Prem Watsa	—	—	—	—
John C. Varnell	—	—	—	—
Bradley P. Martin	4,000	$165.00	April 1, 2017	3,164,295
	1,000	118.56	September 24, 2017
	2,500	200.00	March 15, 2019
	7,000	212.50	November 23, 2021
Paul C. Rivett	2,500	200.00	March 15, 2019	1,418,465
	1,750	212.50	November 23, 2021
	2,165	231.00	December 18, 2021
	4,450	371.47	December 24, 2023
Eric P. Salsberg	—	—	—	—

(1)	The value of unexercised in-the-money options is calculated by subtracting the exercise price of an option on one share from the market value of one of our subordinate voting shares at the end of 2010, and multiplying that difference by the number of unexercised options. That value does not include any deduction to recognize that some or all unexercised options may never become exercisable.

The only non-equity incentive plan compensation earned during the year by our named executive officers was the discretionary annual bonus shown in the “Summary Compensation Table” above under “Non-Equity Incentive Plan Compensation — Annual Incentive Plans”, which is described below under “Compensation Discussion and Analysis”, and the discretionary bonus in recognition of long term service paid to Mr. Taylor, shown in the “Summary Compensation Table” above under “Non-Equity Incentive Plan Compensation — Long Term Incentive Plans”. The values vested during 2010 of the option-based awards granted to our named executive officers are shown in the following table:

Option-Based Awards –
Value vested
Name	during the year(1)

V. Prem Watsa	—
John C. Varnell	—
Greg Taylor	$530,381
Bradley P. Martin	—
Paul C. Rivett	—
Eric P. Salsberg	—

(1)	The value vested is calculated by multiplying the number of options which became vested during the year by the amount by which the market value of one of our subordinate voting shares on the day of vesting exceeded the exercise price of an option.

Executive Share Ownership
All of our executive officers are long term shareholders of Fairfax. While we do not have formal executive share ownership guidelines, our executive officers are expected to hold their shares throughout their tenure. In practice, with the exception of charitable donations, there has been almost no trading of our shares by our executive officers.

Compensation Discussion and Analysis
Our Compensation Committee, in consultation with senior management, is responsible for establishing our general compensation philosophy and participating in the establishment and oversight of the compensation and benefits of our executive officers. Our executive compensation program is designed to align the interests of our executives and shareholders by linking compensation with our performance and to be competitive on a total compensation basis in order to attract and retain executives. Except in the case of Mr. Watsa, as described below, the remuneration of our executive officers consists of an annual base salary, an annual bonus and long term participation in our fortunes by the ownership of shares through the equity compensation plan (details of this participation are set out above under “Equity Compensation Plan”) and through the now discontinued share purchase plan (details of this participation are set out above under “Indebtedness of Directors and Executive Officers”).

The base salaries of our executive officers are intended to be competitive but to remain relatively constant, generally increasing only when the executive assumes greater responsibilities. A discretionary bonus in the range of 50% to 150% of base salary, if and to the extent appropriate, is awarded annually. In awarding bonuses, the Compensation Committee considers the performance of our executive team during the year in light of its accomplishments and relative to our Guiding Principles. The annual bonus is a percentage of the annual base salary, which percentage in any year is identical (except rarely in special individual circumstances, none of which were present in 2010) for all executive officers: there are no corporate (beyond the company’s Guiding Principles) or individual performance goals or objectives set or evaluated. We have not chosen to benchmark executive compensation against compensation of comparable companies.

Each year, our CEO makes compensation recommendations to the Compensation Committee in consideration of the achievements of our executive team during the year and our corporate objective to achieve a high rate of return on invested capital and build long term shareholder value. The Compensation Committee evaluates the factors considered by our CEO and decides whether to approve or adjust the recommendations for compensation of our executive officers. The Compensation Committee separately considers the compensation for our CEO, as more fully described below.

Compensation of the Executive Officers for 2010
Mr. Watsa proposed to our Compensation Committee the remuneration of our executive officers for 2010. The Compensation Committee considered the proposals by Mr. Watsa, which included a description of the accomplishments of our executives. The Compensation Committee evaluated and approved the compensation of our executive officers. Details of the compensation awarded to our named executive officers for 2010 are shown in the “Summary Compensation Table” above.

Compensation of the Chief Executive Officer for 2010
Since 2000, Mr. Watsa has agreed that his aggregate compensation from us will consist solely of an annual salary of $600,000 (and standard benefits provided to our executives generally), with no bonus or other profit participation, no participation in any equity plans (other than the employee payroll share purchase plan) and no pension entitlement. Mr. Watsa’s compensation arrangements reflect his belief that as a controlling shareholder involved in the management of the company, his compensation should be closely linked to all shareholders; this close link is achieved by his “compensation”, beyond a fixed salary, coming only from his share ownership. The Compensation Committee evaluated and approved the continuation for 2010 of Mr. Watsa’s above-described compensation arrangements.

Performance Graph
The following graph assumes that US$100 was invested on December 31, 2005 in our subordinate voting shares and in common shares of the S&P/TSX Composite Total Return Index, the S&P 500 Index and the S&P Property-Casualty Insurance Index, respectively. The graph shows market values as at various year-ends, so that there is no necessary correlation between the trends, if any, shown in that graph and our executive compensation, which is determined as described above and, as so described, does not vary considerably year to year or itself reflect any trends.

Cumulative Value of a US$100 Investment Assuming Reinvestment of Dividends

Statement of Corporate Governance Practices
In 2005, our Board of Directors, in consultation with outside experts retained by the Board, reviewed our corporate governance practices. As part of this process, and by way of formalizing our governance approaches, the Board (i) approved a set of Corporate Governance Guidelines that includes the Board’s written mandate, (ii) established a Governance and Nominating Committee and a Compensation Committee (in addition to the previously established Audit Committee), (iii) approved written charters for all of its committees (which charters include position descriptions for the Chair of each committee), (iv) approved a Code of Business Conduct and Ethics applicable to our directors, officers and employees and (v) established, in conjunction with the Audit Committee, a Whistleblower Policy. All of these items are available for review on our website at www.fairfax.ca under the heading “Corporate Governance”.

The Corporate Governance Guidelines retain and enhance the principles and practices described in prior Management Proxy Circulars as underlying our governance system. The Code of Business Conduct and Ethics is built around the first value in our longstanding and regularly reported Guiding Principles — “honesty and integrity are essential in all our relationships and will never be compromised”.

Our corporate governance policies and practices are reviewed regularly by our Board of Directors and updated as necessary or advisable. Our corporate governance practices are in compliance with all applicable rules and substantially comply with all applicable policies and guidelines, including those of the Canadian Securities Administrators. A description of our corporate governance practices is set out below.

Independent Directors
The Board has affirmatively determined that all of our directors and director nominees (other than Mr. Watsa) are independent in that each of them has no material relationship with us, that is, a relationship which could, in the Board’s view, be reasonably expected to interfere with the exercise of the member’s independent judgment. In making this determination, the Board considered, among other things, that none of those individuals (i) is, or has been within the last three years, an employee or member of management of us or our subsidiaries or related to any member of management, (ii) is related to our controlling shareholder, (iii) is associated with our auditor or has any family member that is associated with our auditor, (iv) receives any direct or indirect compensation (including to family members) from us except in connection with Board related work, (v) works or has worked at a company for which any member of our management was a member of the compensation committee, or (vi) has (other than possibly as an insured under an insurance policy issued on usual commercial terms) any material business or other relationship with us, our subsidiaries or our controlling shareholder. Accordingly, all of our directors are independent except for V. Prem Watsa, our Chairman and CEO. Shareholders and others may communicate with our non-management directors by addressing their concerns in writing to our Corporate Secretary or, marked “Private and Confidential”, to our Lead Director, at 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7.

Our directors have an ongoing obligation to inform the Board of any material changes in their circumstances or relationships that may affect the Board’s determination as to their independence and, depending on the nature of the change, a director may be asked to resign as a result.

Lead Director and Independent Functioning of the Board
Our Chairman is also our CEO and controlling shareholder. Accordingly, the Board has appointed Anthony Griffiths as the Lead Director of Fairfax. The Lead Director is responsible for ensuring the independent functioning of the Board, including establishing, in consultation with the CEO, the agenda for each Board meeting, acting as spokesperson for the independent directors collectively in communications with the Chairman and presiding over meetings of the independent directors. In addition to his role as our Lead Director, Mr. Griffiths is also a director of our subsidiaries Northbridge, Crum & Forster, OdysseyRe and Zenith. The time commitment required for serving on those boards is not materially greater than the time commitment required for serving solely on our Board. All of the material information regarding our operating subsidiaries is provided to our directors, so that once a director has undertaken the review and preparation necessary to serve as a director of Fairfax, there is not substantial additional review or preparation required to serve as a director of our operating subsidiaries. Further, the periodic meetings of our operating subsidiaries (which can be less frequent than the meetings of Fairfax) are held in conjunction with our Board meetings, thereby entailing no substantial additional time commitment for a director on our Board who also serves on the boards of our operating subsidiaries.

The agenda for each Board meeting (and each committee meeting to which members of management have been invited) affords an opportunity for the independent directors to meet separately and the independent directors regularly exercise that opportunity. In 2010, our independent directors held two in camera meetings, at which 100% of the independent directors attended. All committees are composed solely of independent directors.

Corporate Governance Guidelines (including Board Mandate)
Our Corporate Governance Guidelines, which include our Board Mandate, set out the overall governance principles that apply to us. Our Corporate Governance Guidelines include (i) position descriptions for each of the Chairman, the Lead Director and the CEO, (ii) sole authority for the Board and each committee to appoint, at our expense, outside advisors in connection with the performance of its duties, including determining fees and other retention terms, (iii) a mechanism for shareholders and others to communicate with us, (iv) share ownership requirements for directors, (v) obligations of directors in respect of meeting preparation and attendance, (vi) accountability of the CEO to the Board for implementing and achieving our Guiding Principles and corporate objectives approved by the Board and (vii) the Board’s adoption of and commitment to the Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees.

In our Corporate Governance Guidelines, the Board has explicitly assumed responsibility for our stewardship and for supervising the management of our business and affairs. Our Board Mandate states:

The directors’ primary responsibility is to act in good faith and to exercise their business judgment in what they reasonably believe to be the best interests of Fairfax. In fulfilling its responsibilities, the Board is, among other matters, responsible for the following:

•	Appointing the CEO and other corporate officers;

•	On an ongoing basis, satisfying itself as to the integrity of the CEO and other executive officers and that the CEO and the other executive officers create a culture of integrity throughout Fairfax;

•	Monitoring and evaluating the performance of the CEO and the other executive officers against the approved Guiding Principles and corporate objectives;

•	Succession planning;

•	Approving, on an annual basis, Fairfax’s Guiding Principles and corporate objectives;

•	Satisfying itself that Fairfax is pursuing a sound strategic direction in accordance with the approved Guiding Principles and corporate objectives;

•	Reviewing operating and financial performance results relative to established corporate objectives;

•	Approving an annual fiscal plan;

•	Ensuring that it understands the principal risks of Fairfax’s business, and that appropriate systems to manage these risks are implemented;

•	Ensuring that the materials and information provided by Fairfax to the Board and its committees are sufficient in their scope and content and in their timing to allow the Board and its committees to satisfy their duties and obligations;

•	Reviewing and approving Fairfax’s annual and interim financial statements and related management’s discussion and analysis, annual information form, annual report and management proxy circular;

•	Approving material acquisitions and divestitures;

•	Confirming the integrity of Fairfax’s internal control and management information systems;

•	Approving any securities issuances and repurchases by Fairfax;

•	Declaring dividends;

•	Approving the nomination of directors;

•	Approving the charters of the Board committees and approving the appointment of directors to Board committees and the appointment of the Chairs of those committees; and

•	Adopting a communications policy for Fairfax (including ensuring the timeliness and integrity of communications to shareholders and establishing suitable mechanisms to receive shareholder views).

Our Board has delegated to management responsibility for our day to day operations, including for all matters not specifically assigned to the Board or any committee of the Board.

Audit Committee
The members of our Audit Committee are Alan Horn (Chair), Anthony Griffiths, Robert Gunn and Timothy Price, all of whom are independent and financially literate. Mr. Horn has accounting or related financial management expertise and is therefore a financial expert as defined by the Securities and Exchange Commission. He is a chartered accountant and a former partner of an accounting firm, was for many years the Chief Financial Officer of a public company listed on the TSX and has considerable experience on boards of directors and audit committees of public companies. Mr. Griffiths received an MBA from Harvard University, has extensive experience as an audit committee member and director of a number of public companies and has a sound understanding of accounting principles, including those used in the preparation of our financial statements. Mr. Gunn has significant experience with financial statement disclosure through his previous work experience, including as Chief Executive Officer and Chief Operating Officer of Royal & SunAlliance, a diversified insurance company. He also has experience as an audit committee member and director of a number of public companies, including as audit committee chair. Mr. Price has over 30 years of management experience with the Brookfield group of companies, and served previously as Chairman of The Edper Group Limited and of Hees International Bancorp Inc. He is currently an audit committee member and director of a number of public companies, including Astral Media Inc., Canadian Tire Corporation and HSBC Bank Canada. For additional information concerning Messrs. Horn, Griffiths, Gunn and Price, please see the information above under “Election of Directors”.

Our Corporate Governance Guidelines prohibit a member of the Audit Committee from serving on the Audit Committees of more than two other public companies (with the exception of our subsidiaries) except with the prior approval of the Board, including a determination by the Board that such service would not impair the ability of the director to effectively serve on the Audit Committee. One of the members of our Committee, Timothy Price, is a member of the audit committees of three other public companies. The Board has approved Mr. Price serving on these other Audit Committees and has determined that such service does not impair his ability to effectively serve on our Audit Committee.

The responsibilities of the Audit Committee include (i) recommending to the Board the auditor to be nominated for approval by shareholders, (ii) approving the compensation of the auditor, (iii) overseeing the work of the auditor and management with respect to the preparation of financial statements and audit related matters and communicating regularly with the auditor and management in that regard, (iv) ensuring that suitable internal control and audit systems are in place, (v) reviewing annual and interim financial information, including MD&A, prior to its release and (vi) reviewing annual and interim conclusions about the effectiveness of our disclosure controls and procedures and internal controls and procedures. The text of our Audit Committee Charter can be found on our website, www.fairfax.ca, or in our Annual Information Form under the heading “Audit Committee”, which is available on SEDAR, www.sedar.com. Our Annual Information Form also contains information concerning fees paid to our external auditors for services they have rendered to us in each of the last two fiscal years.

In order to ensure the independence of our external auditor, the Committee has adopted a Policy on Review and Approval of Auditor’s Fees requiring Audit Committee approval of all audit and non-audit services provided by the auditor and, among other things, requiring the CFO and the auditor to report to the Committee quarterly on the status of projects previously pre-approved.

Compensation Committee
The members of our Compensation Committee are Anthony Griffiths (Chair), Robert Gunn and Brandon Sweitzer, all of whom are independent. The responsibilities of the Committee include establishing the compensation of directors and approving the compensation of the CEO and other executive officers. In establishing the compensation of the directors, the Committee will examine the time commitment, responsibilities and risks associated with being a director and compensation paid by companies similar to us. In approving the compensation of the CEO, the important factors for evaluating the CEO’s performance are our Guiding Principles and corporate objectives.

Governance and Nominating Committee
The members of our Governance and Nominating Committee are Anthony Griffiths (Chair), Timothy Price and Brandon Sweitzer, all of whom are independent. The Committee is responsible for our overall approach to corporate governance. The Committee recommends nominations to the Board each year and recommends the directors it considers qualified for appointment to each Board committee and as Chair of each committee. The Committee is also responsible for annually evaluating and reporting to the Board on the performance and effectiveness of the Board, each of its committees and each of its directors. In conducting that evaluation, the Committee considers the Corporate Governance Guidelines, applicable committee charters and position descriptions, and the contributions individual members are expected to make. The Committee also monitors changes in the area of corporate governance and recommends any changes it considers appropriate.

Selection of Directors
We seek as directors committed individuals who have a high degree of integrity, sound practical and commercial judgment and an interest in the long term best interests of us and our shareholders. With this goal in mind, each year the Board determines what competencies and skills the Board as a whole should possess (taking into account our particular business and what competencies and skills each existing director possesses). The Board makes these determinations at a time suitable for the Governance and Nominating Committee to reflect them in its recommendations for nominees to the Board. In making its recommendations, the Governance and Nominating Committee also considers the competencies and skills any new nominee may possess, the independence requirements and the requirements for any distinctive expertise.

Orientation and Continuing Education of Directors
Each new director receives a comprehensive orientation from our Chairman, including an overview of the role of the Board, the Board committees and each individual member, the nature and operation of our business and the contribution and time commitment the new director is expected to make. The orientation will include access to our senior management and facilities. The Lead Director will also meet with each new director to orient that director on the independent operation and functioning of the Board. Our directors are invited to ask questions at any time of any officer or director within the Fairfax group.

The Board is responsible for considering from time to time appropriate continuing education for directors, which may include presentations from management, site visits and presentations from industry experts. Each director is expected to maintain the necessary level of expertise to perform his or her responsibilities as a director and, as discussed in more detail below, is subject to an annual evaluation.

Board Performance Evaluation
Each year a confidential annual review process is completed to assess the overall effectiveness of the Board, the individual directors and each committee. As part of this process, each director completes a Board Effectiveness Survey and a Confidential Director Self-Evaluation Form. The Board Effectiveness Survey reviews Board responsibilities, operation and effectiveness. The Director Self-Evaluation Form asks directors to consider their participation on and contributions to the Board and its committees and their goals and objectives in serving as a director of our company. The Chair of the Governance and Nominating Committee collates the results of the survey and meets with individual directors to discuss evaluations at a director’s request (or as required to address a specific issue) and reports to the Governance and Nominating Committee and to the Board on evaluation results.

Ethical Business Conduct
The Board has approved a Code of Business Conduct and Ethics that is built around the first value in our Guiding Principles — “honesty and integrity are essential in all our relationships and will never be compromised”. The Board is responsible for monitoring compliance with the Code and accordingly has, in conjunction with the Audit Committee, established a Whistleblower Policy pursuant to which violations of the Code can be reported confidentially or anonymously and without risk of recrimination. The Board has also approved a Public Disclosure Policy applicable to all directors and employees and those authorized to speak on our behalf.

Among other things, the Code requires every director, officer and employee of Fairfax to be scrupulous in seeking to avoid any actual, potential or perceived conflict of interest and to constantly consider whether any may exist. If any material transaction or relationship that could give rise to a conflict of interest arises, the individual must immediately advise the Chair of the Audit Committee in writing and not take any action to proceed unless and until the action has been approved by the Audit Committee. The Governance and Nominating Committee also reviews all proposed significant related party transactions involving directors, executive officers or a controlling shareholder.

Solicitation of Proxies
Our management is soliciting the enclosed proxy for use at the Annual Meeting of Shareholders to be held on April 20, 2011 and at any adjournment thereof.

We will bear the cost of soliciting proxies. We will reimburse brokers, custodians, nominees and other fiduciaries for their reasonable charges and expenses incurred in forwarding proxy material to beneficial owners of shares. In addition to solicitation by mail, certain of our officers and employees may solicit proxies personally or by a means of telecommunication. These persons will receive no compensation beyond their regular salaries.

The information contained in this Management Proxy Circular is given as at March 4, 2011, except where otherwise noted.

Provisions Relating to Proxies
A properly executed proxy delivered to our transfer agent, CIBC Mellon Trust Company, at Proxy Department, P.O. Box 721, Agincourt, Canada M1S 0A1 (if delivered by mail); at 320 Bay Street, Banking Hall Level, Toronto, Canada M5H 4A6 (if delivered by hand); or at (416) 368-2502 or (866) 781-3111 (if delivered by fax), so that it is received before 12:00 noon (Toronto time) on April 19, 2011; or to the chairman or secretary of the meeting for which the proxy is given before the time of voting, will be voted or withheld from voting, as appropriate, at the meeting and, if a choice is specified in respect of any matter to be acted upon, will be voted or withheld from voting in accordance with the direction given. In the absence of such direction, such proxy will be voted with respect to the election of directors and appointment of auditors as described above.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the notice of meeting and with respect to other matters which may properly come before the meeting. At the date of this circular, our management knows of no such amendments, variations or other matters.

The persons named in the enclosed proxy are two of our officers. If you wish to appoint some other person to represent you at the meeting, you may do so either by inserting such other person’s name in the blank space provided in the enclosed proxy or by completing another form of proxy. Such other person need not be a shareholder.

Under governing law, only registered holders of our subordinate voting and multiple voting shares, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, our subordinate voting shares beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(a)	in the name of an intermediary that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers, brokers, or trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)	in the name of a depository (such as CDS Clearing and Depository Services Inc. or Depository Trust Company).

In accordance with Canadian securities law, we are distributing copies of the notice of meeting, this Management Proxy Circular, the form of proxy and the 2010 Annual Report (which includes management’s discussion and analysis) (collectively, the “meeting materials”) to the depositories and intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward meeting materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them. Very often, intermediaries will use service companies to forward the meeting materials to Non-Registered Holders. Non-Registered Holders who have not waived the right to receive meeting materials will:

A.	be given a proxy which has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted. This form of proxy need not be signed by the Non-Registered Holder. In this case, the Non-Registered Holder who wishes to submit a proxy should otherwise properly complete the form of proxy and deposit it as described above; or

B.	more typically, receive, as part of the meeting materials, a voting instruction form which must be completed, signed and delivered by the Non-Registered Holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone or through the Internet).

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Should a Non-Registered Holder who receives either a proxy or a voting instruction form wish to attend and vote at the meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their intermediaries and their service companies.

If you have given a proxy, you may revoke it by an instrument in writing executed by you or by your attorney authorized in writing or, if you are a corporation, under your corporate seal or by an officer or attorney duly authorized, and deposited either at our head office at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used or with the chairman or secretary of the meeting on the day of the meeting or any adjournment thereof.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an intermediary at any time by written notice to the intermediary, except that an intermediary is not required to act on a revocation of voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the intermediary at least seven days prior to the meeting.

Approval
Our Board of Directors has approved the contents of this Management Proxy Circular and the sending thereof to our shareholders.

By Order of the Board,

Dated March 4, 2011

Bradley P. Martin
Vice President, Chief Operating Officer
and Corporate Secretary

Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800, Toronto, Canada M5J 2N7